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                                                                     EXHIBIT (b)

[CITIZENS BANK LOGO]

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Kimberly E. Johnson, Vice President, Commercial Banking                                                     Telephone:  989-776-7304
Mail code: 330028                                                                                                 Fax:  989-793-7613
55 Harrow Lane                                                                                            1-800-825-7200 Ext. 627304
Saginaw, Michigan 48603                                                                             Email:  kim.johnson@cbcf-net.com
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June 30, 2003



Mr. James L. Wolohan, President
Mr. John Sieggreen, COO
Wolohan Lumber Co.
1740 Midland Road
Saginaw, MI  48603

Dear Mr. Wolohan and Mr. Sieggreen:

I am very pleased to inform you that CITIZENS BANK (Bank) has approved the following loans for WOLOHAN LUMBER CO. (Borrower):

TYPES OF CREDIT FACILITIES:

  An Unsecured Line of Credit not to exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) - joint borrower is Wolohan Acquisition Co., and;

  An Unsecured Letter of Credit not to exceed One Million Two Hundred Thirty Nine Thousand Nine Hundred Seventy One and 00/100 Dollars ($1,239,971.00) and;

  An Unsecured Term Loan not to exceed Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) -- joint borrower is Wolohan Acquisition Co.

DRAWS:

  Each draw will be made against a single promissory note up to the available amount of the Line of Credit.

INTEREST RATE:

  The interest rate on the Line of Credit will be 90 (.90%) basis points over the 30-day LIBOR rate at the time of borrowing.

  The Letter of Credit will have an annual fee of One Half percent (0.50%).

  The Term Loan will be 115 basis points (1.15%) over the 30, 60, 90, 180, or 1-year LIBOR rate at the time of funding or at each subsequent renewal. The selection of the LIBOR rate to be used will be at the Borrower's discretion. Borrower agrees to provide Bank with reasonable notice of the rate to be selected for the next rate renewal period.


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Wolohan Lumber Company
June 30, 2003
Page 2



TERMS OF REPAYMENT:

  The Line of Credit will have monthly payments of interest with principal payable on demand. Both the Line of Credit and the Letter of Credit are subject to periodic review with continuance based upon such factors as included under the heading 'Revocation' in this letter.

  The Term Loan will have semi-annual payments of $750,000 plus interest over 5 years.

USE OF PROCEEDS:

  Proceeds of the Line of Credit will be used to pay the short-term operating expenses of the Borrower and to repurchase stock for the purpose of taking the company from publicly held to privately held.

  Proceeds of the Letter of Credit will be to obtain self-insurance.

  Proceeds of the Term Loan will be used to repurchase stock for the purpose of taking the company from publicly held to privately held.

FEES:

  The annual fee for the Letter of Credit will be due prior to its anniversary date.

  The processing fee for the Term loan will be 1/2% of the loan amount, due at the time of funding.

OTHER CONDITIONS:

  Borrower shall maintain its present business form and organization, comply with all applicable laws, and continue to conduct and operate its business substantially as conducted and operated at present.

  Borrower shall deliver to the Bank within 60 days after the close of each quarter the quarterly Management prepared financial statements of the Borrower.

  Borrower shall deliver to the Bank within 120 days after the close of each year the annual CPA audited year-end financial statements of the Borrower.

DOCUMENTATION:

  The Loans will be represented and effected by documents prepared by counsel for the Bank. At or prior to the time of Closing, Borrower will execute and deliver such documents and do such other acts and things as the Bank may reasonably request in order to fully effect the purposes of the agreements and the completion of the financing arrangements described in this letter. All proceedings, agreements and instruments relating to the making of the Loans and all other transactions herein contemplated shall be satisfactory to the Bank and to our counsel.




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Wolohan Lumber Company
June 30, 2003
Page 3



LOAN AGREEMENT:

  Bank and Borrower will enter into a Loan Agreement at the time of Loan Closing. Said Loan Agreement will contain various requirements and covenants regarding Borrowers Financial Condition.

COSTS:

  All costs incidental to and pertaining to the preparation for Closing of these Loans, regardless of the nature of same, shall be borne by the Borrower. In the event the Loans fail to close through no fault of the Bank, Borrower agrees to pay all legal fees and other costs incurred by the Bank.

ASSIGNMENT OF OFFER:

  This offer cannot be assigned by Borrower without the prior written consent of the Bank.

RELIANCE:

  This offer is only binding on the Bank and Borrower. No third party shall be entitled to rely on this offer in any manner whatsoever.

ACCEPTANCE/EXPIRATION:

  This offer must be accepted in writing by August 31, 2003. The term loan must be closed prior to December 31, 2003. The Bank may, but shall not be required to, grant written extensions, and shall be entitled to charge and collect additional costs or fees for any extension. If the offer is not accepted by that date or extended in writing by the Bank, then this offer shall be null and void. By acceptance of this offer, Borrower authorizes the Bank to perform such credit and other investigations of Borrower as the Bank shall deem appropriate.

REVOCATION:

  The Bank reserves the right to revoke this offer, upon written notice to the Borrower, if any of the following events (as determined in the sole discretion of the Bank) shall occur between the date hereof and the Closing of the Loan;
  (i) any adverse change in the financial condition or business prospects of the Borrower or any Guarantor, (ii) any adverse change in the economic conditions in the industry in which the Borrower does business or in the economy in general, (iii) breach of any conditions contained herein or in any Loan Agreement, Promissory Note or any other documents executed by Borrower, (iv) discovery that any of the representations made at any time by Borrower to the Bank were untrue prior to the closing of the Loan. Additionally, the Bank reserves the right to terminate any Line of Credit, authority, or other extension of credit, and demand full payment of all principal, accrued interest, and other costs should any of the above events or any other conditions occur which could adversely affect the condition of the Bank's loan at any point during the term of the loan.


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Wolohan Lumber Company
June 30, 2003
Page 4


Should the aforementioned terms and conditions be acceptable to you, please acknowledge the same by signing the appropriate space below and by returning an acknowledged copy of this letter to me no later than August 31, 2003.

Sincerely,



Kimberly E. Johnson
Vice President
(989) 776-7304


ACKNOWLEDGED AND ACCEPTED:

BORROWER: WOLOHAN LUMBER CO.

By:_____________________________________     Date: ______________

Title:__________________________________


BORROWER: WOLOHAN ACQUISITION CO.

By:_____________________________________     Date: ______________

Title:__________________________________